UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2007

CONSOLIDATED ENERGY, INC.

(Exact name of registrant as specified in its charter)

Wyoming	3630	86-0852222
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Id No.)

76 George Road, Betsy Layne, Kentucky	41605
(Address of principal executive offices)	(zip code)

(606) 478-1333

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17

CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR

240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On May 1, 2007, Consolidated Energy, Inc. (the “Company”) entered into an agreement (the “Strategic Partnership Agreement”) with Black Gem Coal Sales, Inc. (“Black Gem”) under which Black Gem will deliver coal to American Electric Power (“AEP”) per an existing supply agreement between AEP and the Company.  Black Gem will also evaluate the Company’s mine and facilities, work with management to locate a contract miner and advise the Company on property development and sales strategy.  The initial term of the agreement is 90 days and may be extended by mutual agreement.  For these services, the Company has agreed to pay $8,333.33 each to Clark Pergrem, Black Gem’s president (“Pergrem”), and Jesse Rudd, Black Gem’s vice-president (“Rudd”), plus 5% of net profit, up to a maximum of $4.00 per ton.  In addition, the Company has granted Pergrem and Rudd each 50,000 shares of the Company’s restricted common stock.

The Company believes the above agreement should permit it to fulfill its monthly contractual supply obligations to AEP while the Company investigates the option of engaging a contract mining firm to manage the Company’s operations.  The Company believes that the successful implementation of a contract mining strategy should reduce its cost per ton mined as compared to its more recent experience and result in a positive operating margin.

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 18, 2007, the Company received an Ineligibility Notification from the NASD concerning the Company’s delisting from the Over-the-Counter Bulletin Board (“OTCBB”), effective April 27, 2007 pursuant to NASD Rule 6530(e).  The Company has been delinquent in its reporting obligations three times in the past 24 month period and is, therefore, ineligible for quotation on the OTCBB for a period of one year.  The Company has been unable to file its Annual Report on Form 10-KSB for the year ended December 31, 2006 due to its inability to pay its auditors.  The Company has engaged Stonegate Securities, Inc. to raise sufficient capital to, among other things, complete the audit and prepare subsequent filings in accordance with its requirements as a public company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED ENERGY, INC.

Dated: May 24, 2007

By: /s/ Joseph Jacobs

Name: Joseph Jacobs

Title: President and Chief Operating Officer